SUPPLEMENT
(To Prospectus Supplement Dated January 21, 2000
and Prospectus Dated January 15, 1999)

Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2000-1

        Capitalized terms used but not defined in this supplement have the meanings assigned to them in the prospectus supplement dated January 21, 2000.

        Notwithstanding anything to the contrary in the prospectus supplement, the Class 1-A4 Certificates will be issued in minimum denominations of $1,000 and integral multiples of $1 in excess thereof.

LEHMAN BROTHERS
The date of this supplement is February 11, 2000